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Responding to Shareholder Input on Executive Relocation Policy

21 Oct 2010 5:02 PM

Posted by John Seethoff

Vice President and Deputy General Counsel

I’ve blogged in the past that we believe effective corporate governance should include regular, constructive conversations with shareholders and other stakeholders. We have put this into practice by actively listening to our shareholders and seeking input several times each year. Shareholders regularly communicate with our board directly via email. Additionally, this year as part of our annual shareholder meeting shareholders can submit questions in advance via our investor relations website.

This ongoing exchange has provided insights that contributed to changes in our corporate governance framework, such as giving shareholders the right to call special shareholder meetings. This ongoing dialogue also played an important role in our decision to hold an advisory vote on executive compensation (also referred to as “Say-on-Pay”). The first vote took place last November at our annual meeting, where nearly 99 percent of the votes received supported our compensation policies.

While our shareholders strongly supported our overall compensation program, we continually consider input from shareholders and review our compensation and other corporate governance policies. Last fall after filing our 2009 proxy statement, we announced an update to our policy on relocation benefits. In a few instances in recent years the company had agreed to accept risk on the re-sale of an executive officer’s former home, but the collapse of the housing market led to unanticipated costs for Microsoft. As a result, we announced that we were extending the period for repayment of certain relocation benefits, so that if an executive voluntarily leaves Microsoft within two years of joining the company we can recover amounts paid for relocation assistance. Our previous policy had been to require reimbursement of relocation assistance only if an executive left Microsoft within one year.

Based on additional input from several shareholders and our ongoing review of our policies, we are now taking additional steps to reduce the company’s exposure on relocation costs by including reasonable caps on the total relocation benefit that would be paid to an executive officer. We also are lengthening the recovery period for any relocation payments to match any longer recovery period that would apply to a signing bonus paid to the executive. For example, if the signing bonus recovery period established for an incoming executive is three years, then under our new policy the recovery period for relocation assistance would also be three years.

Relocation assistance is an important tool for Microsoft to be competitive in recruiting top executive talent in the technology industry. At the same time we recognize the need to be responsible stewards of the company’s assets. We believe this approach strikes the right balance and enables us to attract top talent while maintain strong accountability for our shareholders.

We appreciate the input that contributed to our thinking in this area and look forward to continuing this dialogue.

Microsoft shareholders can communicate directly with our Board, any committee of the Board or any individual directors by e-mailing us at askboard@microsoft.com or by mailing a letter to:

MSC 123/9999

Corporate Secretary

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052-6399

USA

For additional information about corporate governance at Microsoft, please click here, and feel free to leave a comment on this blog below.